Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Quoin Pharmaceuticals Ltd. on Form S-1 (File No.’s 333- 277016, 333- 266476 and 333- 269543) of our report dated March 14, 2024, with respect to our audits of the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
East Hanover, New Jersey
March 29, 2024